EXHIBIT 5.1
June 29, 2006
Client No.: D092-008
Discovery Bancorp
338 Via Vera Cruz
San Marcos, California 92078

Re:	Registration Statement on Form SB-2
Ladies and Gentlemen:
     At your request, we have examined the Registration Statement on Form SB-2 which you are filing with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of your shares of Common Stock to be issued in connection with the exercise of your outstanding Warrants. We have also examined the proceedings heretofore taken by you in connection with the authorization and issuance of the Common Stock.
     It is our opinion that the Common Stock, upon issuance thereof in the manner described in the Registration Statement, upon exercise of the Warrants, will be legally issued, fully paid and non-assessable.
     We consent to the use of this opinion as an exhibit to the Registration Statement and we further consent to the use of our name under the caption “Legal Matters” in the Prospectus which is a part thereof.

Respectfully submitted,

/s/ Horgan, Rosen, Beckham & Coren, L.L.P.
HRBC:lu